UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 14, 2012

WORLD HEART CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-28882	52-2247240
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4750 Wiley Post Way, Suite 120, Salt Lake City, Utah	84116
(Address of principal executive offices)	(Zip Code)

(801) 355-6255

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 15, 2011, World Heart Corporation received a deficiency notice letter from the Listing Qualifications Department, or the Staff, of The NASDAQ Stock Market indicating that, for the previous 30 consecutive business days, the bid price of our common stock had closed below the minimum $1.00 per share requirement for continued inclusion on The NASDAQ Capital Market pursuant to NASDAQ Listing Rule 5550(a)(2), or the Rule. In accordance with NASDAQ Listing Rule 5810(c)(3)(A), we were given 180 calendar days, or until February 13, 2012, to regain compliance with the Rule.

On February 14, 2012, we received a second letter from the Staff notifying us of its determination that we had failed to regain compliance with the Rule by February 13, 2012, but that we met all other initial inclusion criteria for The NASDAQ Capital Market set forth in NASDAQ Listing Rule 5505. As a result, in accordance with NASDAQ Listing Rule 5810(c)(3)(A), we have been granted an additional 180 calendar days, or until August 13, 2012, to regain compliance with the Rule. If, at any time before August 13, 2012, the bid price of our common stock closes at $1.00 or more for a minimum of 10 consecutive business days as required under NASDAQ Listing Rule 5810(c)(3)(A), unless the Staff exercises its discretion to extend this 10-day period pursuant to NASDAQ Listing Rule 5810(c)(3)(F), the Staff will provide written notification to us that we comply with the Rule.

If we do not regain compliance with the Rule by August 13, 2012, the Staff will provide written notification to us that our common stock will be delisted. At that time, we may appeal the Staff’s delisting determination to a NASDAQ Hearings Panel, or the Panel. We would remain listed pending the Panel’s decision. There can be no assurance that, if we do appeal the delisting determination by the Staff to the Panel, that such appeal would be successful.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 15, 2012

WORLD HEART CORPORATION

	By:	/s/ Morgan R. Brown
	Name:	Morgan R. Brown
	Title:	Executive Vice President and Chief Financial Officer